As filed with the Securities and Exchange Commission on June 13, 2023

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMICUS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0869350
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3675 Market Street, Philadelphia, PA 19104
(Address of Principal Executive Office)( Zip Code)

2023 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Bradley L. Campbell
Chief Executive Officer
Amicus Therapeutics, Inc.
3675 Market Street

Philadelphia, PA 19104

(Name and address of Agent for Service)

(215) 921-7600
(Telephone Number of agent for service)

Copy to:

Scott R. Jones, Esquire
Troutman Pepper Hamilton Sanders LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
(610) 640-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of (i) registering the offer and sale of 2,850,000 shares of Common Stock for issuance under the Amicus Therapeutics, Inc. 2023 Employee Stock Purchase Plan (“ESPP”) and (ii) registering an additional 5,000,000 shares of Common Stock that were added to the shares authorized for issuance under the Registrant’s Amended and Restated 2007 Equity Incentive Plan (“Equity Incentive Plan”) for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. Pursuant to General Instruction E to Form S-8, with respect to the Equity Incentive Plan, the contents of the Registration Statements on Form S-8 (File Nos. 333-145305, 333-157219, 333-174900, 333-233153, 333-243779, 333-257289 and 333-265531) filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2007, February 10, 2009, June 15, 2011, August 8, 2019, August 11, 2020, June 22, 2021 and June 10, 2022, respectively, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I with respect to the ESPP will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 1, 2023;

(b)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2023;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the Commission on May 10, 2023;

(d)	The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on April 24, 2023, May 12, 2023 and June 13, 2023; and

(e)	The Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, contained in Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Commission on March 2, 2020, which updates the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A dated May 23, 2007, as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or applicable officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, obtained an improper personal benefit, with respect to directors, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or, with respect to officers, an action is by or in the right of the corporation. The Registrant’s restated certificate of incorporation provides that no director or applicable officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that the Registrant will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and the Registrant’s by-laws (each as amended from time to time), indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, partner, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by, or on behalf of, the Indemnitee in connection with such action, suit or proceeding and any appeal therefrom. Such indemnification may include payment by the Registrant of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee (such undertaking acceptable by the Registrant without reference to the financial ability of the Indemnitee) to repay such payment if it is ultimately determined that the Indemnitee is not entitled to indemnification under the Registrant’s restated certificate of incorporation; however, the Registrant will not indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, unless such initiation was approved by the Registrant’s board of directors. Also, the indemnification rights provided in the Registrant’s restated certificate of incorporation (i) are not exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) will inure to the benefit of the heirs, executors and administrators of such persons. The Registrant may, to the extent authorized from time to time by its board of directors, grant indemnification rights to other employees of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those set forth in the Registrant’s restated certificate of incorporation.

The Registrant has entered into indemnification agreements with each of its directors. These agreements, among other things, require the Registrant to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In any underwriting agreement that the Registrant enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Registrant, its directors, its officers and persons who control the Registrant within the meaning of the Securities Act, against certain liabilities.

Item 8. Exhibits.

Exhibit Number		Description
4.1	(1)	Restated Certificate of Incorporation of the Registrant
4.2	(2)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant
4.3	(3)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant
4.4	(4)	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant
4.5	(5)	Restated By-laws of the Registrant
4.6	(6)	Specimen Stock Certificate evidencing shares of common stock
5.1		Opinion of Troutman Pepper Hamilton Sanders LLP
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2		Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature page)
99.1	(7)	Amended and Restated 2007 Equity Incentive Plan
99.2	(8)	Form of Performance-Based Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan
99.3	(9)	Form of Board Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan
99.4	(10)	Form of Board Stock Option Award Agreement under the Amended and Restated 2007 Equity Incentive Plan
99.5	(11)	Form of Stock Option Award Agreement under the Amended and Restated 2007 Equity Incentive Plan
99.6	(12)	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2007 Equity Incentive Plan
107.1		Filing Fee Table

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 28, 2012.

(2)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2015.

(3)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2018.

(4)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2023.

(5)	Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141700), as amended, originally filed on April 27, 2007.

(6)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141700), filed with the SEC on May 17, 2007.

(7)	Incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 26, 2023.

(8)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 30, 2016.

(9)	Incorporated by reference to Exhibit 10.39 to the Registrant’s Registration Annual Report on Form 10-K filed on March 1, 2021.

(10)	Incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Annual Report on Form 10-K filed on March 1, 2021.

(11)	Incorporated by reference to Exhibit 10.42 to the Registrant’s Registration Annual Report on Form 10-K filed on March 1, 2021.

(12)	Incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Annual Report on Form 10-K filed on February 24, 2022.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on the 13th day of June, 2023.

AMICUS THERAPEUTICS, INC.

By:	/s/ Bradley L. Campbell
	Name:	Bradley L. Campbell
	Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Amicus Therapeutics, Inc., hereby severally constitute and appoint Bradley L. Campbell, John F. Crowley, Daphne Quimi and Ellen S. Rosenberg, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Amicus Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Bradley L. Campbell	President, Chief Executive Officer and Director	June 13, 2023
Bradley L. Campbell	(Principal Executive Officer)

/s/ Daphne Quimi	Chief Financial Officer	June 13, 2023
Daphne Quimi	(Principal Financial Officer and Principal Accounting Officer)

/s/ John F. Crowley	Director, Executive Chairman	June 13, 2023
John F. Crowley

/s/ Lynn D. Bleil	Director	June 13, 2023
Lynn D. Bleil

/s/ Michael A. Kelly	Director	June 13, 2023
Michael A. Kelly

/s/ Margaret G. McGlynn	Director	June 13, 2023
Margaret G. McGlynn

/s/ Michael G. Raab	Director	June 13, 2023
Michael G. Raab

/s/ Eiry W. Roberts, M.D.	Director	June 13, 2023
Eiry W. Roberts, M.D.

/s/ Glenn P. Sblendorio	Director	June 13, 2023
Glenn P. Sblendorio

/s/ Craig A. Wheeler	Director	June 13, 2023
Craig A. Wheeler

/s/ Burke W. Whitman	Director	June 13, 2023
Burke W. Whitman